UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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E*TRADE FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

E*TRADE FINANCIAL Media Relations Contact
Pam Erickson
617-296-6080
pam.erickson@etrade.com

E*TRADE FINANCIAL Investor Relations Contact
Brett Goodman
646-521-4406
brett.goodman@etrade.com

E*TRADE FINANCIAL CORPORATION ANNOUNCES
SECOND QUARTER 2009 RESULTS

Second Quarter Results
•      Total Net Revenue of $621 million
•      Provision for Loan Losses of $405 million
•      Net Loss of $143 million, or $0.22 per share
•      Record Total Daily Average Revenue Trades (DARTs) of 221,000
•      Record brokerage accounts of 2.7 million, with net new brokerage accounts of 54,000

Capital and Liquidity Metrics
•      Bank Tier 1 capital ratios of 6.79% to total adjusted assets and 12.65% to risk-weighted assets
•      Bank risk-based capital of 13.94%, with excess risk-based capital (excess to the regulatory well-capitalized threshold) of $916 million
•      Corporate cash of $527 million; Bank cash of $4.5 billion; unused FHLB lines of $6.7 billion

New York, July 22, 2009 – E*TRADE FINANCIAL Corporation (NASDAQ: ETFC) today announced results for its second quarter ended June 30, 2009, reporting a net loss of $143 million, or $0.22 per share, compared with a net loss of $233 million, or $0.41 per share, in the prior quarter and a net loss of $95 million, or $0.19 per share, a year ago.

“This quarter marked several important milestones for the Company,” said Donald H. Layton, Chairman and CEO, E*TRADE FINANCIAL Corporation.  “Our core franchise generated excellent volumes and profit, our credit provision continued to moderate quarter over quarter, and we completed most of the key components of a major recapitalization of the Company.”

“Our online brokerage business is thriving,” continued Mr. Layton.  “Volumes are up versus last quarter, our average commission per trade is higher, and interest spreads are much improved as our balance sheet continues its managed shrinkage.  We also saw an increase in margin receivables as customer buying power and confidence improved.”

The Company reported record total DARTs of 221,000 in the second quarter, a 14 percent sequential quarterly increase and a 28 percent increase versus the year ago quarter.  The Company also added 54,000 net new brokerage accounts during the period.  At quarter end, E*TRADE reported a record 4.5 million customer accounts, which included a record 2.7 million brokerage accounts.

Commissions, fees and service charges, principal transactions, and other revenue for the second quarter were $238 million, an increase of 18 percent versus the first quarter.  This reflects higher revenue from the increase in customer activity, including the record DARTs and a higher average commission per trade of $11.05 due to transaction mix.

The Company reported net interest income of $340 million, an increase from $279 million in the first quarter, as a result of a 57 basis point expansion in the interest income spread.  The greater interest income spread resulted from a variety of factors, the largest of which was a 50 basis point reduction in annual percentage yield on the Complete Savings Account (CSA) during the quarter.

Total operating expense increased by $35 million to $329 million from the prior quarter, as a result of a $29 million increase in FDIC insurance fees (including a $22 million one-time special assessment) and a $10 million increase in reserves for legal matters.  The higher volume-related costs due to record trading activity were thus more than offset by the impact of ongoing expense productivity programs.

The Company continued to make progress during the second quarter in reducing balance sheet risk as its loan portfolio continued its run-off, shrinking by approximately $1.3 billion from last quarter, of which approximately $900 million was related to prepayments or scheduled principal reductions.  To accommodate this planned long-term reduction in assets, the Company is also similarly reducing its liabilities.  As a result, total customer cash and deposits were reduced by $700 million to $33.7 billion.  This was composed of a $1 billion increase in brokerage cash, offset by a $1.7 billion reduction in CSA and other bank deposits.  Margin receivables increased from $2.4 billion to $3.1 billion.

“For the second consecutive quarter, our loan portfolio has shown improving delinquency trends,” said Mr. Layton.  “The decline in special mention and at-risk delinquencies has led to another quarterly reduction in provision expense.  Later this year we expect the quarterly provision to drop below the amount of quarterly charge-offs, which we believe have peaked this quarter.”

In the home equity portfolio, which represents the Company’s greatest exposure to loan losses, special mention delinquencies (30-89 days) decreased 12 percent in the quarter, while at-risk delinquencies (30-179 days) declined 19 percent.  Total special mention delinquencies for the Company’s entire bank loan portfolio, which also includes one- to four-family and consumer and other loans, declined by eight percent in the quarter.

Second quarter provision for loan losses decreased $49 million from the prior quarter to $405 million.  Total allowance for loan losses essentially was flat at $1.2 billion, or five percent of gross loans receivable.  Total net charge-offs in the quarter were $386 million, an increase of $53 million from the prior quarter.

“During the quarter, the Company made very substantial progress in executing its comprehensive capital plan, and we are thrilled with the results,” said Mr. Layton.  “The additional net cash equity strengthens the Bank’s capital position considerably.  And, assuming completion, our pending debt exchange will significantly reduce the Parent company’s debt service burden.”

In June, the Company successfully raised more than $600 million of common equity, which is being used to inject capital into E*TRADE Bank as well as to enhance the Parent company’s liquidity.  In total, the Company injected $500 million in equity into the Bank during the second quarter.  As a result, the Company reported Bank Tier 1 capital ratios of 6.79 percent to total adjusted assets and 12.65 percent to risk-weighted assets.  The Bank had excess risk-based capital (i.e., above the level regulators define as well-capitalized) of $916 million as of June 30, 2009.

In addition, the Company expects to exchange approximately $1.7 billion of its 8% Senior Notes due 2011 and 12.5% Springing Lien Notes due 2017 for an equal principal amount of newly-issued Convertible Debentures due 2019 by the end of the third quarter, pending shareholder and regulatory approval.  The debentures will not bear interest (whether in cash or in-kind) nor will the principal amount increase over time in lieu of interest.  Upon completion, this exchange will reduce the run rate of the Parent company’s annual interest expense by over $200 million, to approximately $170 million per annum.  The Company will hold a Special Meeting of Shareholders on August 19, 2009, to seek approval for the exchange.

Historical monthly metrics from January 2006 to June 2009 can be found on the E*TRADE FINANCIAL Investor Relations website at https://investor.etrade.com.

The Company will host a conference call to discuss the results beginning at 5:00 p.m. EDT today.  This conference call will be available to domestic participants by dialing 800-683-1525 and 973-872-3197 for international participants.  The conference ID number is 18530666.  A live audio webcast and replay of this conference call will also be available at https://investor.etrade.com.

About E*TRADE FINANCIAL
The E*TRADE FINANCIAL family of companies provides financial services including online brokerage and related banking products and services to retail investors.  Specific business segments include Trading and Investing, and Balance Sheet Management.  Securities products and services are offered by E*TRADE Securities LLC (Member FINRA/SIPC).  Bank products and services are offered by E*TRADE Bank, a Federal savings bank, Member FDIC, or its subsidiaries.
# # #

Important Notices
E*TRADE FINANCIAL, E*TRADE and the E*TRADE logo are trademarks or registered trademarks of E*TRADE FINANCIAL Corporation.

Forward-Looking Statements. The statements contained in this news release that are forward looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially.  Such statements include those relating to the ability of the Company to reduce balance sheet risk, the Company’s expectation that its quarterly provision will drop below quarterly charge-offs later this year and the belief that quarterly charge-offs peaked this quarter, and the ability of the Company to complete the Exchange Offer and reduce annual interest expense.  The uncertainties and risks include, but are not limited to, potential negative regulatory consequences resulting from actions by the Office of Thrift Supervision or other regulators, potential failure to obtain regulatory and shareholder approval for the Exchange Offer and related matters.  Additional uncertainties and risks affecting the business, financial condition, results of operations and prospects of the

Company include, but are not limited to, potential changes in market activity, anticipated changes in the rate of new customer acquisition, the conversion of new visitors to the site to customers, the activity of customers and assets held at the institution, seasonality, macro trends of the economy in general and the residential real estate market, instability in the consumer credit markets and credit trends, rising mortgage interest rates, tighter mortgage lending guidelines across the industry, increased mortgage loan delinquency and default rates, portfolio growth, portfolio seasoning and resolution through collections, sales or charge-offs, the development and enhancement of products and services, competitive pressures (including price competition), system failures, economic and political conditions, including changes to the U.S. Treasury’s Troubled Asset Relief Program, changes in consumer behavior and the introduction of competing products having technological and/or other advantages.  Further information about these risks and uncertainties can be found in the “Risk Factors” section of our prospectus supplements dated June 18 and July 2, 2009, and in the information included or incorporated in the annual, quarterly and current reports on Form 10-K, Form 10-Q and Form 8-K previously filed by E*TRADE FINANCIAL Corporation with the SEC (including information under the caption “Risk Factors”).  Any forward-looking statement included in this release speaks only as of the date of this communication; the Company disclaims any obligation to update any information.

Proxy Statement. In connection with the Special Meeting of Shareholders, E*TRADE FINANCIAL Corporation filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”).  Shareholders are advised to read the definitive proxy statement because it contains important information about the proposals to be presented and voted upon.  Shareholders may also obtain a copy of the definitive proxy statement and any other relevant documents filed by E*TRADE FINANCIAL Corporation for free at the SEC web site at www.sec.gov.  The definitive proxy statement and other documents also may be obtained for free from E*TRADE FINANCIAL Corporation, Attn: Corporate Secretary, 135 East 57th Street, New York, New York, 10022.

E*TRADE FINANCIAL Corporation and its directors, executive officers and other members of management and employees may be deemed participants in the solicitation of proxies and voting instructions for the 2009 Special Meeting of Shareholders.  Information concerning the interests of these persons, if any, in the matters to be voted upon is set forth in the proxy statement.

© 2009 E*TRADE FINANCIAL Corporation. All rights reserved.

Financial Statements

E*TRADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statement of Loss
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenue:
Operating interest income	$485,518	$626,074	$972,155	$1,325,665
Operating interest expense	(145,928)	(283,310)	(353,903)	(656,530)
Net operating interest income	339,590	342,764	618,252	669,135
Commission	154,063	122,235	279,689	244,490
Fees and service charges	47,934	50,962	94,649	105,903
Principal transactions	22,693	18,392	40,335	38,882
Gain on loans and securities, net	73,170	1,446	108,460	19,481
Other-than-temporary impairment ("OTTI")	(199,764)	(17,153)	(218,547)	(43,755)
Less: noncredit portion of OTTI recognized in other comprehensive loss (before tax)	170,093	-	170,093	-
Net impairment	(29,671)	(17,153)	(48,454)	(43,755)
Other revenue	13,127	13,691	25,318	27,295
Total non-interest income	281,316	189,573	499,997	392,296
Total net revenue	620,906	532,337	1,118,249	1,061,431
Provision for loan losses	404,525	319,121	858,488	552,992
Operating expense:
Compensation and benefits	90,025	96,082	174,197	219,210
Clearing and servicing	44,072	46,122	86,743	91,007
Advertising and market development	24,986	42,737	68,577	100,185
Communications	21,002	24,500	42,563	49,594
Professional services	21,474	25,749	41,104	49,394
Occupancy and equipment	19,972	21,698	39,513	42,196
Depreciation and amortization	21,215	20,385	41,489	42,038
Amortization of other intangibles	7,434	9,135	14,870	20,045
Facility restructuring and other exit activities	4,447	12,433	4,335	22,999
Other	74,599	19,702	109,819	36,208
Total operating expense	329,226	318,543	623,210	672,876
Loss before other income (expense), income tax benefit and discontinued operations	(112,845)	(105,327)	(363,449)	(164,437)
Other income (expense):
Corporate interest income	177	1,806	601	4,232
Corporate interest expense	(86,441)	(90,249)	(173,756)	(185,490)
Gain (loss) on sales of investments, net	(1,592)	18	(2,025)	520
Gain (loss) on early extinguishment of debt	(10,356)	12,935	(13,355)	10,084
Equity in income (loss) of investments and venture funds	(439)	(1,594)	(3,568)	3,105
Total other income (expense)	(98,651)	(77,084)	(192,103)	(167,549)
Loss before income tax benefit and discontinued operations	(211,496)	(182,411)	(555,552)	(331,986)
Income tax benefit	(68,259)	(62,968)	(179,630)	(119,616)
Loss from continuing operations	(143,237)	(119,443)	(375,922)	(212,370)
Income from discontinued operations, net of tax	-	24,884	-	26,618
Net loss	$(143,237)	$(94,559)	$(375,922)	$(185,752)

Basic loss per share from continuing operations	$(0.22)	$(0.24)	$(0.61)	$(0.45)
Basic earnings per share from discontinued operations	-	0.05	-	0.06
Basic net loss per share	$(0.22)	$(0.19)	$(0.61)	$(0.39)

Diluted loss per share from continuing operations	$(0.22)	$(0.24)	$(0.61)	$(0.45)
Diluted earnings per share from discontinued operations	-	0.05	-	0.06
Diluted net loss per share	$(0.22)	$(0.19)	$(0.61)	$(0.39)
Shares used in computation of per share data:
Basic	662,068	492,712	615,211	476,784
Diluted(1)	662,068	492,712	615,211	476,784

E*TRADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statement of Loss
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2009	2009	2008
Revenue:
Operating interest income	$485,518	$486,637	$626,074
Operating interest expense	(145,928)	(207,975)	(283,310)
Net operating interest income	339,590	278,662	342,764
Commission	154,063	125,626	122,235
Fees and service charges	47,934	46,715	50,962
Principal transactions	22,693	17,642	18,392
Gain on loans and securities, net	73,170	35,290	1,446
Other-than-temporary impairment ("OTTI")	(199,764)	(18,783)	(17,153)
Less: noncredit portion of OTTI recognized in other comprehensive loss (before tax)	170,093	-	-
Net impairment	(29,671)	(18,783)	(17,153)
Other revenue	13,127	12,191	13,691
Total non-interest income	281,316	218,681	189,573
Total net revenue	620,906	497,343	532,337
Provision for loan losses	404,525	453,963	319,121
Operating expense:
Compensation and benefits	90,025	84,172	96,082
Clearing and servicing	44,072	42,671	46,122
Advertising and market development	24,986	43,591	42,737
Communications	21,002	21,561	24,500
Professional services	21,474	19,630	25,749
Occupancy and equipment	19,972	19,541	21,698
Depreciation and amortization	21,215	20,274	20,385
Amortization of other intangibles	7,434	7,436	9,135
Facility restructuring and other exit activities	4,447	(112)	12,433
Other	74,599	35,220	19,702
Total operating expense	329,226	293,984	318,543
Loss before other income (expense), income tax benefit and discontinued operations	(112,845)	(250,604)	(105,327)
Other income (expense):
Corporate interest income	177	424	1,806
Corporate interest expense	(86,441)	(87,315)	(90,249)
Gain (loss) on sales of investments, net	(1,592)	(433)	18
Gain (loss) on early extinguishment of debt	(10,356)	(2,999)	12,935
Equity in loss of investments and venture funds	(439)	(3,129)	(1,594)
Total other income (expense)	(98,651)	(93,452)	(77,084)
Loss before income tax benefit and discontinued operations	(211,496)	(344,056)	(182,411)
Income tax benefit	(68,259)	(111,371)	(62,968)
Loss from continuing operations	(143,237)	(232,685)	(119,443)
Income from discontinued operations, net of tax	-	-	24,884
Net loss	$(143,237)	$(232,685)	$(94,559)

Basic loss per share from continuing operations	$(0.22)	$(0.41)	$(0.24)
Basic earnings per share from discontinued operations	-	-	0.05
Basic net loss per share	$(0.22)	$(0.41)	$(0.19)

Diluted loss per share from continuing operations	$(0.22)	$(0.41)	$(0.24)
Diluted earnings per share from discontinued operations	-	-	0.05
Diluted net loss per share	$(0.22)	$(0.41)	$(0.19)
Shares used in computation of per share data:
Basic	662,068	567,833	492,712
Diluted(1)	662,068	567,833	492,712

E*TRADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheet
(In thousands, except share amounts)
(Unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
Cash and equivalents	$5,234,155	$3,853,849
Cash and investments required to be segregated under federal or other regulations	1,439,963	1,141,598
Trading securities	37,606	55,481
Available-for-sale mortgage-backed and investment securities	10,841,867	10,806,094
Margin receivables	3,135,287	2,791,168
Loans, net	21,939,043	24,451,852
Investment in Federal Home Loan Bank stock	183,863	200,892
Property and equipment, net	322,547	319,222
Goodwill	1,952,326	1,938,325
Other intangibles, net	371,267	386,130
Other assets	2,493,326	2,593,604
Total assets	$47,951,250	$48,538,215

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$26,423,824	$26,136,246
Securities sold under agreements to repurchase	6,464,915	7,381,279
Customer payables	4,533,614	3,753,332
Other borrowings	3,369,511	4,353,777
Corporate debt	2,878,815	2,750,532
Accounts payable, accrued and other liabilities	1,298,018	1,571,553
Total liabilities	44,968,697	45,946,719

Shareholders' equity:
Common stock, $0.01 par value, shares authorized: 1,200,000,000;
shares issued and outstanding: 1,116,794,053 at June 30, 2009
and 563,523,086 at December 31, 2008	11,168	5,635
Additional paid-in-capital	4,673,923	4,064,282
Accumulated deficit	(1,201,526)	(845,767)
Accumulated other comprehensive loss	(501,012)	(632,654)
Total shareholders' equity	2,982,553	2,591,496
Total liabilities and shareholders' equity	$47,951,250	$48,538,215

Segment Reporting
	Three Months Ended June 30, 2009
	Trading and Investing	Balance Sheet Management	Eliminations(2)	Total
	(In thousands)
Revenue:
Operating interest income	$262,172	$425,844	$(202,498)	$485,518
Operating interest expense	(53,272)	(295,154)	202,498	(145,928)
Net operating interest income	208,900	130,690	-	339,590
Commission	154,063	-	-	154,063
Fees and service charges	45,010	2,924	-	47,934
Principal transactions	22,693	-	-	22,693
Gain (loss) on loans and securities, net	(38)	73,208	-	73,170
Other-than-temporary impairment ("OTTI")	-	(199,764)	-	(199,764)
Less: noncredit portion of OTTI recognized in other comprehensive loss (before tax)	-	170,093	-	170,093
Net impairment	-	(29,671)	-	(29,671)
Other revenue	9,625	3,502	-	13,127
Total non-interest income	231,353	49,963	-	281,316
Total net revenue	440,253	180,653	-	620,906
Provision for loan losses	-	404,525	-	404,525
Operating expense:
Compensation and benefits	70,877	19,148	-	90,025
Clearing and servicing	22,161	21,911	-	44,072
Advertising and market development	24,983	3	-	24,986
Communications	20,908	94	-	21,002
Professional services	13,303	8,171	-	21,474
Occupancy and equipment	18,930	1,042	-	19,972
Depreciation and amortization	18,586	2,629	-	21,215
Amortization of other intangibles	7,434	-	-	7,434
Facility restructuring and other exit activities	3,864	583	-	4,447
Other	61,112	13,487	-	74,599
Total operating expense	262,158	67,068	-	329,226
Segment income (loss)	$178,095	$(290,940)	$-	$(112,845)

	Three Months Ended March 31, 2009
	Trading and Investing	Balance Sheet Management	Eliminations(2)	Total
	(In thousands)
Revenue:
Operating interest income	$259,626	$444,292	$(217,281)	$486,637
Operating interest expense	(97,951)	(327,305)	217,281	(207,975)
Net operating interest income	161,675	116,987	-	278,662
Commission	125,626	-	-	125,626
Fees and service charges	45,055	1,660	-	46,715
Principal transactions	17,642	-	-	17,642
Gain (loss) on loans and securities, net	(22)	35,312	-	35,290
Other-than-temporary impairment ("OTTI")	-	(18,783)	-	(18,783)
Less: noncredit portion of OTTI recognized in other comprehensive loss (before tax)	-	-	-	-
Net impairment	-	(18,783)	-	(18,783)
Other revenue	8,894	3,297	-	12,191
Total non-interest income	197,195	21,486	-	218,681
Total net revenue	358,870	138,473	-	497,343
Provision for loan losses	-	453,963	-	453,963
Operating expense:
Compensation and benefits	69,643	14,529	-	84,172
Clearing and servicing	20,776	21,895	-	42,671
Advertising and market development	43,586	5	-	43,591
Communications	21,462	99	-	21,561
Professional services	12,908	6,722	-	19,630
Occupancy and equipment	19,673	(132)	-	19,541
Depreciation and amortization	17,705	2,569	-	20,274
Amortization of other intangibles	7,436	-	-	7,436
Facility restructuring and other exit activities	(87)	(25)	-	(112)
Other	23,618	11,602	-	35,220
Total operating expense	236,720	57,264	-	293,984
Segment income (loss)	$122,150	$(372,754)	$-	$(250,604)

	Three Months Ended June 30, 2008
	Trading and Investing	Balance Sheet Management	Eliminations(2)	Total
	(In thousands)
Revenue:
Operating interest income	$404,280	$531,639	$(309,845)	$626,074
Operating interest expense	(183,385)	(409,770)	309,845	(283,310)
Net operating interest income	220,895	121,869	-	342,764
Commission	122,124	111	-	122,235
Fees and service charges	48,511	2,451	-	50,962
Principal transactions	18,392	-	-	18,392
Gain on loans and securities, net	18	1,428	-	1,446
Other-than-temporary impairment ("OTTI")	-	(17,153)	-	(17,153)
Less: noncredit portion of OTTI recognized in other comprehensive loss (before tax)	-	-	-	-
Net impairment	-	(17,153)	-	(17,153)
Other revenue	10,310	3,394	(13)	13,691
Total non-interest income (loss)	199,355	(9,769)	(13)	189,573
Total net revenue	420,250	112,100	(13)	532,337
Provision for loan losses	-	319,121	-	319,121
Operating expense:
Compensation and benefits	79,274	16,808	-	96,082
Clearing and servicing	22,869	23,266	(13)	46,122
Advertising and market development	42,753	(16)	-	42,737
Communications	23,801	699	-	24,500
Professional services	15,560	10,189	-	25,749
Occupancy and equipment	20,660	1,038	-	21,698
Depreciation and amortization	16,465	3,920	-	20,385
Amortization of other intangibles	9,135	-	-	9,135
Facility restructuring and other exit activities	5,728	6,705	-	12,433
Other	13,817	5,885	-	19,702
Total operating expense	250,062	68,494	(13)	318,543
Segment income (loss)	$170,188	$(275,515)	$-	$(105,327)

Key Performance Metrics(3)
Corporate Metrics	Qtr ended 6/30/09	Qtr ended 3/31/09	Qtr ended 6/30/09 vs. 3/31/09	Qtr ended 6/30/08	Qtr ended 6/30/09 vs. 6/30/08

Operating margin %(4)
Consolidated	N.M.	N.M.	N.M.	N.M.	N.M.
Trading and Investing	40%	34%	6%	40%	0%
Balance Sheet Management	N.M.	N.M.	N.M.	N.M.	N.M.

Employees	3,217	3,178	1%	3,453	(7)%
Consultants and other	146	138	6%	243	(40)%
Total headcount	3,363	3,316	1%	3,696	(9)%

Revenue per headcount	$184,629	$149,983	23%	$144,031	28%

Revenue per compensation and benefits dollar	$6.90	$5.91	17%	$5.54	25%

Book value per share	$2.67	$4.30	(38)%	$4.91	(46)%
Tangible book value per share	$0.59	$0.22	168%	$0.42	40%

Corporate cash ($MM)(5)	$527.0	$406.2	30%	$192.1	174%

Enterprise net interest spread (basis points)(6)	291	234	24%	272	7%
Enterprise interest-earning assets, average ($MM)	$45,206	$44,696	1%	$47,616	(5)%

Earnings before interest, taxes, depreciation & amortization ("EBITDA") ($MM)
Loss from continuing operations	$(143.2)	$(232.7)	N.M.	$(119.4)	N.M.
Tax benefit	(68.3)	(111.4)	N.M.	(63.0)	N.M.
Depreciation & amortization	28.7	27.7	4%	29.5	(3)%
Corporate interest expense	86.4	87.3	(1)%	90.2	(4)%
EBITDA	$(96.4)	$(229.1)	N.M.	$(62.7)	N.M.

Interest coverage	(1.1)	(2.6)	N.M.	(0.7)	N.M.

Bank earnings before taxes and before credit losses ($MM) (7)	$231.7	$180.9	28%	$227.9	2%

Trading and Investing Metrics

Trading days	63.0	61.0	N.M.	64.0	N.M.

DARTs
U.S.	196,269	170,586	15%	151,102	30%
International	25,081	23,896	5%	21,212	18%
Total DARTs	221,350	194,482	14%	172,314	28%

Total trades (MM)	13.9	11.9	17%	11.0	26%
Average commission per trade	$11.05	$10.59	4%	$11.07	0%

End of period margin receivables ($B) (8)	$3.14	$2.44	29%	$7.10	(56)%
Average margin receivables ($B)	$2.77	$2.75	1%	$6.81	(59)%

Gross new brokerage accounts	137,563	147,646	(7)%	118,073	17%
Gross new stock plan accounts	41,991	41,216	2%	57,399	(27)%
Gross new banking accounts	16,379	49,906	(67)%	56,211	(71)%
Closed accounts(9)	(156,428)	(182,819)	N.M.	(215,309)	N.M.
Net new accounts	39,505	55,949	(29)%	16,374	141%

Net new brokerage accounts	54,068	63,241	(15)%	22,673	138%
Net new stock plan accounts	17,114	(15,868)	N.M.	(9,801)	N.M.
Net new banking accounts	(31,677)	8,576	N.M.	3,502	N.M.
Net new accounts	39,505	55,949	(29)%	16,374	141%

End of period brokerage accounts	2,714,652	2,660,584	2%	2,500,565	9%
End of period stock plan accounts	1,019,976	1,002,862	2%	1,018,813	0%
End of period banking accounts(9)	794,122	825,799	(4)%	803,074	(1)%
End of period total accounts	4,528,750	4,489,245	1%	4,322,452	5%

Net new customers from continuing operations(10)	33,616	50,989	(34)%	15,373	119%
Net new customers from discontinued operations and other (10)	-	-	N.M.	(536,954)	N.M.
Total net new customers(10)	33,616	50,989	(34)%	(521,581)	N.M.

End of period brokerage customers	2,301,498	2,258,726	2%	2,108,641	9%
End of period all other customers	946,047	955,203	(1)%	964,015	(2)%
End of period total customers (10)	3,247,545	3,213,929	1%	3,072,656	6%

Segment revenue per brokerage customer	$191	$159	20%	$199	(4)%

Customer Assets ($B)
Security holdings	$83.2	$67.0	24%	$105.9	(21)%
Customer payables (cash)(11)	4.5	4.2	7%	4.4	2%
Customer cash balances held by third parties	2.9	2.8	4%	3.2	(9)%
Unexercised stock plan customer options (vested)	13.3	9.0	48%	22.4	(41)%
Customer assets in brokerage and stock plan accounts	103.9	83.0	25%	135.9	(24)%
Sweep deposit accounts	10.8	10.2	6%	9.8	10%
Savings and transaction accounts	13.7	15.1	(9)%	13.0	5%
CDs	1.8	2.1	(14)%	3.3	(45)%
Customer assets in banking accounts	26.3	27.4	(4)%	26.1	1%
Total customer assets	$130.2	$110.4	18%	$162.0	(20)%

Net new customer assets from continuing operations ($B)(12)	$0.9	$3.5	(74)%	$1.8	(50)%
Net new customer assets from discontinued operations and other ($B)(12)	-	-	N.M.	(0.9)	N.M.
Total net new customer assets ($B)(12)	$0.9	$3.5	(74)%	$0.9	0%

Brokerage related cash ($B)	$18.2	$17.2	6%	$17.4	5%
Other customer cash and deposits ($B)	15.5	17.2	(10)%	16.3	(5)%
Total customer cash and deposits ($B)	$33.7	$34.4	(2)%	$33.7	0%

Unexercised stock plan customer options (unvested) ($B)	$18.9	$12.0	58%	$21.5	(12)%

Market Making
Equity shares traded (MM)	101,809	49,824	104%	36,999	175%
Average revenue capture per 1,000 equity shares	$0.219	$0.339	(35)%	$0.466	(53)%
% of Bulletin Board equity shares to total equity shares	91.5%	86.8%	5%	88.2%	3%

Balance Sheet Management Metrics

Capital Ratios
Tier 1 Capital ratio(13)	6.79%	5.63%	1.16%	6.67%	0.12%
Tier 1 Capital to risk weighted assets ratio(13)	12.65%	10.53%	2.12%	10.91%	1.74%
Risk-based Capital ratio(13)	13.94%	11.82%	2.12%	12.17%	1.77%
E*TRADE Bank excess Tier 1 Capital ($MM)(13)	$784.3	$288.1	172%	$783.8	0%
E*TRADE Bank excess Tier 1 Capital to risk weighted assets(13)	$1,545.4	$1,104.7	40%	$1,406.6	10%
E*TRADE Bank excess risk-based capital ($MM)(13)	$916.2	$444.2	106%	$622.3	47%

Loans receivable ($MM)
Average loans receivable	$23,886	$25,083	(5)%	$28,211	(15)%
Ending loans receivable, net	$21,926	$23,272	(6)%	$26,960	(19)%

One- to Four-Family

Loan performance detail ($MM)
Current	$10,259	$11,112	(8)%	$13,231	(22)%
30-89 days delinquent	563	587	(4)%	368	53%
90-179 days delinquent	445	453	(2)%	192	132%
Total 30-179 days delinquent	1,008	1,040	(3)%	560	80%
180+ days delinquent (net of $173M, $110M and $26M in charge-offs for Q209, Q109 and Q208, respectively)	673	429	57%	180	274%
Total delinquent loans	1,681	1,469	14%	740	127%
Gross loans receivable(14)	$11,940	$12,581	(5)%	$13,971	(15)%

Credit Quality and Reserve Metrics
Special mention loans (30-89 days delinquent) as a % of gross loans receivable	4.72%	4.67%	0.05%	2.63%	2.09%
Nonperforming loans (90+ days delinquent) as a % of gross loans receivable	9.36%	7.01%	2.35%	2.66%	6.70%
Total delinquent loans (30+ days delinquent) as a % of gross loans receivable	14.08%	11.68%	2.40%	5.30%	8.78%
Total 30-179 days delinquent loans as a % of allowance for loan losses	235.60%	336.78%	(101.18)%	1073.97%	(838.37)%
Allowance for loan losses as a % of gross loans receivable	3.58%	2.45%	1.13%	0.37%	3.21%
Allowance for loan losses as a % of nonperforming loans	38.29%	35.01%	3.28%	14.03%	24.26%
Net charge-offs as a % of average loans receivable (annualized)	2.53%	2.10%	0.43%	0.91%	1.62%
Provision as a % of average loans receivable (annualized)	6.43%	5.97%	0.46%	1.21%	5.22%

Home Equity

Loan performance detail ($MM)
Current	$8,515	$8,961	(5)%	$10,454	(19)%
30-89 days delinquent	268	305	(12)%	282	(5)%
90-179 days delinquent	262	347	(24)%	250	5%
Total 30-179 days delinquent	530	652	(19)%	532	0%
180+ days delinquent (net of $28M, $21M and $15M in charge-offs for Q209, Q109 and Q208, respectively)	77	72	7%	55	40%
Total delinquent loans	607	724	(16)%	587	3%
Gross loans receivable(14)	$9,122	$9,685	(6)%	$11,041	(17)%

Credit Quality and Reserve Metrics
Special mention loans (30-89 days delinquent) as a % of gross loans receivable	2.94%	3.15%	(0.21)%	2.56%	0.38%
Nonperforming loans (90+ days delinquent) as a % of gross loans receivable	3.72%	4.33%	(0.61)%	2.76%	0.96%
Total delinquent loans (30+ days delinquent) as a % of gross loans receivable	6.66%	7.48%	(0.82)%	5.32%	1.34%
Total 30-179 days delinquent loans as a % of allowance for loan losses	73.73%	79.62%	(5.89)%	97.46%	(23.73)%
Allowance for loan losses as a % of gross loans receivable	7.88%	8.45%	(0.57)%	4.95%	2.93%
Allowance for loan losses as a % of nonperforming loans	211.98%	195.07%	16.91%	179.32%	32.66%
Net charge-offs as a % of average loans receivable (annualized)	12.04%	9.79%	2.25%	7.18%	4.86%
Provision as a % of average loans receivable (annualized)	7.85%	9.18%	(1.33)%	9.14%	(1.29)%

Consumer and Other

Loan performance detail ($MM)
Current	$2,038	$2,157	(6)%	$2,553	(20)%
30-89 days delinquent	29	41	(29)%	23	26%
90-179 days delinquent	15	8	88%	7	114%
Total 30-179 days delinquent	44	49	(10)%	30	47%
180+ days delinquent	1	1	0%	1	0%
Total delinquent loans	45	50	(10)%	31	45%
Gross loans receivable(14)	$2,083	$2,207	(6)%	$2,584	(19)%

Credit Quality and Reserve Metrics
Special mention loans (30-89 days delinquent) as a % of gross loans receivable	1.37%	1.85%	(0.48)%	0.88%	0.49%
Nonperforming loans (90+ days delinquent) as a % of gross loans receivable	0.80%	0.41%	0.39%	0.30%	0.50%
Total delinquent loans (30+ days delinquent) as a % of gross loans receivable	2.17%	2.26%	(0.09)%	1.18%	0.99%
Total 30-179 days delinquent loans as a % of allowance for loan losses	61.23%	66.47%	(5.24)%	79.58%	(18.35)%
Allowance for loan losses as a % of gross loans receivable	3.46%	3.32%	0.14%	1.45%	2.01%
Allowance for loan losses as a % of nonperforming loans	434.94%	804.96%	(370.02)%	482.78%	(47.84)%
Net charge-offs as a % of average loans receivable (annualized)	4.20%	3.77%	0.43%	2.01%	2.19%
Provision as a % of average loans receivable (annualized)	3.96%	5.83%	(1.87)%	2.57%	1.39%

Total Loans Receivable

Loan performance detail ($MM)
Current	$20,812	$22,230	(6)%	$26,238	(21)%
30-89 days delinquent	860	933	(8)%	673	28%
90-179 days delinquent	722	808	(11)%	449	61%
Total 30-179 days delinquent	1,582	1,741	(9)%	1,122	41%
180+ days delinquent	751	502	50%	236	218%
Total delinquent loans	2,333	2,243	4%	1,358	72%
Total gross loans receivable(14)	$23,145	$24,473	(5)%	$27,596	(16)%

Credit Quality and Reserve Metrics
Special mention loans (30-89 days delinquent) as a % of gross loans receivable	3.71%	3.81%	(0.10)%	2.44%	1.27%
Nonperforming loans (90+ days delinquent) as a % of gross loans receivable	6.37%	5.36%	1.01%	2.48%	3.89%
Total delinquent loans (30+ days delinquent) as a % of gross loans receivable	10.08%	9.17%	0.91%	4.92%	5.16%
Total 30-179 days delinquent loans as a % of allowance for loan losses	129.83%	144.95%	(15.12)%	176.49%	(46.66)%
Allowance for loan losses as a % of gross loans receivable	5.27%	4.91%	0.36%	2.30%	2.97%
Allowance for loan losses as a % of nonperforming loans	82.72%	91.60%	(8.88)%	92.95%	(10.23)%
Net charge-offs as a % of average loans receivable (annualized)	6.47%	5.32%	1.15%	3.53%	2.94%
Provision as a % of average loans receivable (annualized)	6.77%	7.24%	(0.47)%	4.52%	2.25%

Activity in Allowance for Loan Losses
	Three Months Ended June 30, 2009
	One- to Four- Family	Home Equity	Consumer and Other	Total
	(In thousands)
Allowance for loan losses, ending 3/31/09	$308,806	$818,646	$73,356	$1,200,808
Provision for loan losses	196,280	186,940	21,305	404,525
Charge-offs, net	(77,069)	(286,720)	(22,605)	(386,394)
Allowance for loan losses, ending 6/30/09	$428,017	$718,866	$72,056	$1,218,939

	Three Months Ended March 31, 2009
	One- to Four- Family	Home Equity	Consumer and Other	Total
	(In thousands)
Allowance for loan losses, ending 12/31/08	$185,163	$833,835	$61,613	$1,080,611
Provision for loan losses	190,687	230,102	33,174	453,963
Charge-offs, net	(67,044)	(245,291)	(21,431)	(333,766)
Allowance for loan losses, ending 3/31/09	$308,806	$818,646	$73,356	$1,200,808

	Three Months Ended June 30, 2008
	One- to Four- Family	Home Equity	Consumer and Other	Total
	(In thousands)
Allowance for loan losses, ending 3/31/08	$41,403	$490,831	$33,674	$565,908
Provision for loan losses	42,917	259,185	17,019	319,121
Charge-offs, net	(32,171)	(203,678)	(13,297)	(249,146)
Allowance for loan losses, ending 6/30/08	$52,149	$546,338	$37,396	$635,883

Average Enterprise Balance Sheet Data
	Three Months Ended
	June 30, 2009
	Average	Operating Interest	Average
	Balance	Inc./Exp.	Yield/Cost
Enterprise interest-earning assets:	(In thousands)
Loans, net(15)	$23,889,796	$292,509	4.90%
Margin receivables	2,771,672	31,412	4.55%
Available-for-sale mortgage-backed securities	11,795,216	127,523	4.32%
Available-for-sale investment securities	253,435	3,262	5.15%
Trading securities	23,600	500	8.47%
Cash and cash equivalents(16)	5,790,904	4,724	0.33%
Stock borrow and other	681,222	21,618	12.73%
Total enterprise interest-earning assets	$45,205,845	481,548	4.27%
Enterprise interest-bearing liabilities:
Retail deposits	$27,061,941	50,637	0.75%
Brokered certificates of deposit	214,256	2,879	5.39%
Customer payables	4,503,362	2,098	0.19%
Repurchase agreements and other borrowings	7,426,391	55,607	2.96%
FHLB advances	3,074,479	34,152	4.39%
Stock loan and other	501,023	508	0.41%
Total enterprise interest-bearing liabilities	$42,781,452	145,881	1.36%
Enterprise net interest income/spread(6)		$335,667	2.91%

	Three Months Ended
	March 31, 2009
	Average	Operating Interest	Average
	Balance	Inc./Exp.	Yield/Cost
Enterprise interest-earning assets:	(In thousands)
Loans, net(15)	$25,083,318	$313,328	5.00%
Margin receivables	2,751,510	26,937	3.97%
Available-for-sale mortgage-backed securities	11,173,259	125,749	4.50%
Available-for-sale investment securities	126,307	2,034	6.44%
Trading securities	35,528	671	7.56%
Cash and cash equivalents(16)	4,937,608	5,736	0.47%
Stock borrow and other	588,748	8,101	5.58%
Total enterprise interest-earning assets	$44,696,278	482,556	4.32%
Enterprise interest-bearing liabilities:
Retail deposits	$26,375,688	93,433	1.44%
Brokered certificates of deposit	293,714	3,581	4.94%
Customer payables	3,771,868	2,802	0.30%
Repurchase agreements and other borrowings	7,589,825	66,075	3.48%
FHLB advances	3,683,600	41,204	4.47%
Stock loan and other	422,639	868	0.83%
Total enterprise interest-bearing liabilities	$42,137,334	207,963	1.98%
Enterprise net interest income/spread(6)		$274,593	2.34%

	Three Months Ended
	June 30, 2008
	Average	Operating Interest	Average
	Balance	Inc./Exp.	Yield/Cost
Enterprise interest-earning assets:	(In thousands)
Loans, net(15)	$28,225,411	$402,103	5.70%
Margin receivables	6,809,407	75,382	4.45%
Available-for-sale mortgage-backed securities	8,643,520	98,587	4.56%
Available-for-sale investment securities	132,572	2,148	6.48%
Trading securities	528,495	9,151	6.93%
Cash and cash equivalents(16)	2,367,936	17,777	3.02%
Stock borrow and other	908,847	16,527	7.31%
Total enterprise interest-earning assets	$47,616,188	621,675	5.23%
Enterprise interest-bearing liabilities:
Retail deposits	$26,077,330	137,527	2.12%
Brokered certificates of deposit	1,132,630	14,184	5.04%
Customer payables	4,561,706	7,949	0.70%
Repurchase agreements and other borrowings	7,474,092	68,630	3.63%
FHLB advances	4,629,974	51,609	4.41%
Stock loan and other	1,143,405	3,254	1.14%
Total enterprise interest-bearing liabilities	$45,019,137	283,153	2.51%
Enterprise net interest income/spread(6)		$338,522	2.72%

Reconciliation from Enterprise Net Interest Income to Net Operating Interest Income
	Three Months Ended
	June 30,	March 31,	June 30,
	2009	2009	2008
	(In thousands)
Enterprise net interest income	$335,667	$274,593	$338,522
Taxable equivalent interest adjustment(17)	(716)	(714)	(3,205)
Customer cash held by third parties and other(18)	4,639	4,783	7,447
Net operating interest income	$339,590	$278,662	$342,764

Supplemental Portfolio Disclosure

Mortgage Loan Portfolio(19)

One- to Four-Family Mortgage Loan Distribution
Unpaid principal balances at June 30, 2009 ($MM)

	FICO
LTV	>=720	719-700	699-680	679-660	659-620	<620	Total
<70%	$3,538	$651	$490	$302	$183	$4	$5,168
70%-80%	4,188	914	715	392	176	4	6,389
80%-90%	95	38	34	25	15	-	207
>90%	64	23	21	14	14	1	137
Total	$7,885	$1,626	$1,260	$733	$388	$9	$11,901

One- to Four-Family 30+ Days Delinquent Loan Distribution
June 30, 2009 ($MM)

	FICO
LTV	>=720	719-700	699-680	679-660	659-620	<620	Total
<70%	$183	$77	$75	$59	$40	$-	$434
70%-80%	554	212	201	115	55	1	1,138
80%-90%	24	13	13	10	6	-	66
>90%	19	6	5	7	6	-	43
Total	$780	$308	$294	$191	$107	$1	$1,681

Home Equity Loan Distribution
Unpaid principal balances at June 30, 2009 ($MM)

	FICO
CLTV	>=720	719-700	699-680	679-660	659-620	<620	Total
<70%	$2,026	$349	$279	$124	$96	$9	$2,883
70%-80%	990	275	228	87	78	1	1,659
80%-90%	1,595	529	490	200	133	1	2,948
>90%	812	271	224	114	72	-	1,493
Total	$5,423	$1,424	$1,221	$525	$379	$11	$8,983

Home Equity 30+ Days Delinquent Loan Distribution
June 30, 2009 ($MM)

	FICO
CLTV	>=720	719-700	699-680	679-660	659-620	<620	Total
<70%	$25	$12	$14	$7	$8	$1	$67
70%-80%	37	24	19	9	11	-	100
80%-90%	112	55	54	27	22	-	270
>90%	73	36	31	18	12	-	170
Total	$247	$127	$118	$61	$53	$1	$607

Investment Securities Portfolio
Book value at June 30, 2009 ($MM)
	AAA	AA	A	BBB	Below Investment Grade and Non-Rated	Total
Agency mortgage-backed securities and CMOs	$10,012	$-	$-	$-	$-	$10,012
Non-agency CMOs and other	321	44	51	81	309	806
Municipal bonds, corporate bonds and FHLB stock	214	12	64	-	20	310
U.S. Treasury and federal agency securities	233	-	-	-	-	233
Total	$10,547	$56	$115	$81	$329	$11,128

SUPPLEMENTAL INFORMATION

Explanation of Non-GAAP Measures and Certain Metrics
Management believes that EBITDA, interest coverage, enterprise net interest income and enterprise interest-earning assets are appropriate measures for evaluating the operating and liquidity performance of the Company.  Management believes that the elimination of certain items from the related GAAP measures is helpful to investors and analysts who may wish to use some or all of this information to analyze our current performance, prospects and valuation.  Management uses non-GAAP information internally to evaluate our operating performance and in formulating our budget for future periods.

Reporting Changes
Beginning in the first quarter of 2009, the Company revised its segment financial reporting to reflect the manner in which its chief operating decision maker had begun assessing the Company’s performance and making resource allocation decisions.  As a result, the Company now reports its operating results in two segments: 1) “Trading and Investing”, which includes the businesses that were formerly in the “Retail” segment and now includes the Company’s market-making business, and 2) “Balance Sheet Management”, which includes the businesses from the former “Institutional” segment, other than the market-making business.

On April 1, 2009, the Company adopted the new other-than-temporary impairment guidance for debt securities (FSP No. FAS 115-2 and FAS 124-2).  As a result of the adoption, the Company recognized a $20 million after-tax increase to retained earnings and an offset in accumulated other comprehensive loss on the consolidated balance sheet.  Additionally, in accordance with the new guidance, the Company changed the presentation of the consolidated statement of loss to separately state “Net impairment” as its own line item and the credit and noncredit components of net impairment.

Corporate Cash
Corporate cash represents cash held at the parent company.  The Company believes that corporate cash is a useful measure of the parent company’s liquidity as it is the primary source of capital above and beyond the capital deployed in our regulated subsidiaries.

EBITDA
EBITDA represents net income (loss) from continuing operations before taxes, depreciation and amortization and corporate interest expense.  Management believes that EBITDA provides a useful additional measure of our performance by excluding certain non-cash charges and expenses that are not directly related to the performance of our business.

Interest Coverage
Interest coverage represents EBITDA divided by corporate interest expense.  Management believes that by excluding the charges and expenses that are excluded from EBITDA, interest coverage provides a useful additional measure of our ability to continue to meet our interest obligations and our liquidity.

Bank Earnings Before Taxes and Before Credit Losses
Bank earnings before taxes and before credit losses represents the pre-tax earnings of E*TRADE Bank Holding Company ("ETBH" or “Bank”) before discontinued operations, provision for loan losses, gain on securities, net, net impairment and loss on early extinguishment of FHLB advances.  During the second quarter of 2009, the Company moved E*TRADE Securities (“ETS”) under the Bank.  As a result, this metric now includes the earnings from ETS.  All prior periods have been adjusted to include the earnings of ETS as well.

This metric shows the amount of earnings that the Bank, after accruing for the interest expense on its trust preferred securities, generates each quarter prior to credit related losses, primarily provision and loss on securities.  Management believes this non-GAAP measure is useful to investors and analysts as it is an indicator of the level of credit related losses the Bank can absorb without causing a decline in E*TRADE Bank’s excess risk-based capital.

Enterprise Net Interest Income
Enterprise net interest income is taxable equivalent basis net operating interest income excluding corporate interest income, corporate interest expense and interest earned on customer cash held by third parties.  Management believes this non-GAAP measure is useful to investors and analysts as it is a measure of the net operating interest income generated by our core operations.

Enterprise Interest-Earning Assets
Enterprise interest-earning assets consists of the primary interest-earning assets of the Company and includes: loans receivable, mortgage-backed and available-for-sale securities, margin receivables, stock borrow balances and cash that earns interest for the Company.  Management believes that this non-GAAP measure is useful to investors and analysts as it is a measure of the primary assets from which the Company generates net operating interest income.

It is important to note these metrics and other non-GAAP measures may involve judgment by management and should be considered in addition to, not as a substitute for, or superior to, net income (loss), consolidated statements of cash flows, or other measures of financial performance prepared in accordance with GAAP.  For complete information on the items excluded from these non-GAAP measures, please see our financial statements and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” that will be included in the periodic report the Company expects to file with the SEC with respect to the financial periods discussed herein.

ENDNOTES

(1) Because the Company reported a net loss for the periods presented, the calculation of diluted net loss per share does not include common stock equivalents as they are anti-dilutive and would result in a reduction of net loss per share.

(2) Reflects elimination of transactions between Trading and Investing and Balance Sheet Management segments, which includes deposit and intercompany transfer pricing arrangements.

(3) Amounts and percentages may not calculate due to rounding.

(4) Operating margin is the percentage of net revenue that results in income (loss) before other income (expense), income taxes and discontinued operations.  The percentage is calculated by dividing income (loss) before other income (expense), income taxes and discontinued operations by total net revenue.

(5) Corporate cash is an indicator of the liquidity at the parent company. Corporate cash for June 30, 2009 and March 31, 2009 includes $19.7 million and $30.0 million, respectively, which the Company invested in The Primary Fund and is included as a receivable in the other assets line item as The Reserve Fund has not indicated when the funds will be distributed back to investors.

(6) Enterprise net interest spread is the taxable equivalent rate earned on average enterprise interest-earning assets less the rate paid on average enterprise interest-bearing liabilities, excluding corporate interest-earning assets and liabilities and customer cash held by third parties.

(7) Bank earnings before taxes and before credit losses represents the pre-tax earnings of E*TRADE Bank Holding Company (“ETBH” or “Bank”) before discontinued operations, provision for loan losses, gain on securities, net, net impairment and loss on early extinguishment of FHLB advances.  This metric shows the amount of earnings that the Bank, after accruing for the interest expense on its trust preferred securities, generates each quarter prior to credit related losses, primarily provision and loss on securities.  Management believes this non-GAAP measure is useful to investors and analysts as it is an indicator of the level of credit related losses the Bank can absorb without causing a decline in E*TRADE Bank’s excess risk-based capital(a).  Below is a reconciliation of Bank earnings before taxes and before credit losses from Loss before income taxes and discontinued operations:

	Q2 2009	Q1 2009	Q2 2008
Loss before income tax benefit and discontinued operations	$(211,496)	$(344,056)	$(182,411)
Add back:
Non-bank loss before income tax benefit and discontinued operations(b)	71,731	84,525	75,678
Provision for loan losses	404,525	453,963	319,121
Gain on securities, net(c)	(73,093)	(35,290)	(1,731)
Net impairment	29,671	18,783	17,153
Loss on early extinguishment of FHLB advances	10,356	2,999	48
Bank earnings before taxes and before credit losses	$231,694	$180,924	$227,858

(a) Excess risk-based capital is the excess capital that E*TRADE Bank has compared to the regulatory minimum well-capitalized threshold.
(b) Non-bank loss represents all of the Company’s subsidiaries, including Corporate, but excluding the Bank.
(c) Gain on securities, net is included in the Gain on loans and securities, net line item on the consolidated statement of loss.

(8) Excludes margin receivables from discontinued operations for Q208.

(9) During the first quarter of 2009, we updated the definition of an active Complete Savings Account. Prior to this update, all Complete Savings Accounts were considered an active account including those accounts with a nominal positive balance.  Subsequent to this change, only Complete Savings Accounts with a balance of $25 or more are considered an active account.  We believe this change improves the usefulness of our Complete Savings Account metric as it is now more consistent with our definition of an active brokerage account.  The impact of this change is summarized in the table below. All prior periods presented have been updated to reflect this change.

Q2 2008
Previously reported end of period banking accounts	875,959
Reduction due to revised definition	(72,885)
Revised end of period banking accounts	803,074

(10) During the first quarter of 2009, we updated the definition of an active customer to exclude customers that only have a Complete Savings Account with a balance of less than $25.  Net new customers from discontinued operations and other consists of customers related to our discontinued operations and the impact of an improvement in our customer identification methodology implemented during the second quarter of 2008.  All prior periods presented have been updated to reflect this change.

(11) Excludes customer payables (cash) from discontinued operations for Q208.

(12) Net new customer assets are total inflows to all new and existing customer accounts less total outflows from all closed and existing customer accounts.

(13) Capital ratios are at the E*TRADE Bank level.  The ratios and excess capital amounts are Q209 estimates based on the regulatory minimum well-capitalized threshold.

(14) Includes unpaid principal balances and premiums (discounts).

(15) Excludes loans to customers on margin.

(16) Includes segregated cash balances.

(17) Gross-up for tax-exempt securities.

(18) Includes interest earned on average customer assets of $2.8 billion, $2.8 billion and $3.4 billion for the quarters ended June 30, 2009, March 31, 2009 and June 30, 2008, respectively, held by parties outside E*TRADE FINANCIAL, including third party money market funds and sweep deposit accounts at unaffiliated financial institutions.

(19) LTV/CLTV data is based on LTV/CLTV ratios at the time of loan origination, and has not been updated to reflect changes in property values since that time.  CLTV calculations for home equity lines of credit are based on drawn balances.  FICO score is based on FICO scores at the time of loan origination, and has not been updated to reflect changes in credit scores since that time.